Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Synthetic Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-166750 and 333-156973) and Form S-8 (No. and 333-170858 and 333-148764) of Synthetic Biologics, Inc. of our report dated April 16, 2013, relating to the 2012 consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Boston, MA

April 16, 2013